Exhibit 99.1

AV Acquires Empirical Systems Aerospace, Inc.

Strategic Acquisition Strengthens AV’s Manufacturing Capabilities in Electric and Unmanned Aviation

ARLINGTON, Va. and San Luis Obispo, CA. — (March 16, 2026) — AeroVironment, Inc. (“AV” or the “Company”) (NASDAQ: AVAV) today announced that it has acquired Empirical Systems Aerospace, Inc. (“ESAero”), a leading producer of unmanned aircraft systems (UAS) and advanced air mobility (AAM) platforms.

ESAero is recognized for its deep engineering expertise, innovative electric and hybrid propulsion capabilities, rapid aerospace prototyping, and AS9100 Certified UAS manufacturing. Operating out of a 32,000 sq. ft. design and prototyping facility and a 53,000 sq. ft. manufacturing facility in San Luis Obispo, CA, with multiple integration and test facilities in the area, ESAero has expanded its operations to support system testing and advanced product development. ESAero’s culture of technical rigor and rapid innovation also aligns with AV’s mission-focused approach and commitment to developing mission-critical solutions tailored to U.S. Department of War requirements.

"ESAero brings an impressive agility in moving from design to manufacturing, which will accelerate AV’s ability to bridge the gap between conceptual design and manufacturing execution," said Wahid Nawabi, Chairman, President, and Chief Executive Officer at AV. “ESAero’s capabilities are vital to addressing the urgent demands of a fast-growing defense tech market, where emerging needs are driving next-generation innovation and product development. We look forward to welcoming the team to the AV family.”

“Joining AV represents a unique opportunity to amplify the reach and impact of our innovative work and achieve greater success,” said Andrew Gibson, President, CEO and co-founder of ESAero. “By combining ESAero’s engineering and manufacturing capabilities with AV’s unmatched expertise in autonomous systems, we are positioned to advance disruptive aerospace technologies and deliver real, timely value for our customers. I’d like to thank the talented ESAero team for their unwavering dedication, whose efforts have brought us to this pivotal point in our journey.”

The acquisition will further solidify AV’s position as a global defense technology leader spanning air, land, sea, space, and cyber domains and enhance the Company’s ability to seamlessly transition from innovative design to advanced manufacturing—a capability critical to addressing the urgent demands of an evolving defense tech market.

The acquisition will also strengthen AV’s leadership in electric and hybrid propulsion systems while establishing ESAero’s AS9100-certified California facilities as a center of excellence for advanced prototyping and manufacturing. These facilities specialize in conceptual air vehicle designs, electric and hybrid propulsion system development, aircraft modifications, sub-scale technology demonstrators, rapid system prototyping, design for and full-scale manufacturing.

The acquisition of ESAero follows AV’s $4.1 billion acquisition of BlueHalo in May 2025, marking the second transaction for the defense tech leader in less than a year. Together, these moves signal AV’s intent to integrate best-in-class innovation hubs into a cohesive suite of capabilities trusted by governments and industries worldwide.

Transaction Details

Under the terms of the agreement, AV acquired ESAero in a transaction valued at approximately $200 million, with approximately $160 million in stock and the remainder in cash, subject to post-closing adjustments and holdbacks. The transaction is expected to be accretive to adjusted EBITDA in the first year following the close.

ESAero will operate as a subsidiary of AV, reporting into AV’s Precision Strike and Defense Systems group, under the Loitering Munition Systems business unit, furthering production capability in AV’s existing line of loitering munitions, missiles, drones and existing adjacent domains. ESAero leadership and employees are expected to integrate into AV’s operations and culture post-close.

About AeroVironment, Inc.

AeroVironment (“AV”) (NASDAQ: AVAV) is a defense technology leader delivering integrated capabilities across air, land, sea, space, and cyber. The Company develops and deploys autonomous systems, loitering munitions, counter-UAS technologies, space-based platforms, directed energy systems, and cyber and electronic warfare capabilities—built to meet the mission needs of today’s warfighter and tomorrow’s conflicts. At the core of these technologies lies AV_Halo, a modular, mission-ready suite of AI-powered software tools that empowers warfighters and enables full-battlefield dominance: detect, decide, deliver. With a national manufacturing footprint and a deep innovation pipeline, AV delivers proven systems and future-defining capabilities at speed, scale, and operational relevance. For more information, visit www.avinc.com.

About Empirical Systems Aerospace, Inc. (ESAero)

ESAero produces Unmanned Aerial Systems (UAS) and advanced aerospace technologies for commercial and military applications. An established leader in the field, ESAero has been demonstrating for decades its core competencies in the design and manufacturing of innovative, reliable, and scalable aircraft systems including power and energy systems for UAS and AAM. Based in San Luis Obispo, California, ESAero provides vertically integrated AS9100 certified services in R&D, engineering, design for manufacturing, rapid prototyping, testing, and serialized production expanding in the thousands. With over 130,000 sq. ft., ESAero has the capacity, capability, and facilities to scale and accelerate manufacturing to support its partners and customers.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties, which could cause actual results to differ materially. Factors that may cause such differences include, but are not limited to, our ability to successfully achieve the anticipated benefits of the acquisition of ESAero, including by retaining key employees and customers of ESAero; the risk that disruptions will occur from acquisitions that will harm our business or any acquired businesses; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees; the ability to timely and sufficiently integrate acquired operations into our ongoing business and compliance programs, including the expansion of international aspects; our ability to perform under existing contracts and obtain new ones; regulatory changes; competitor activities; market growth; product development challenges; and general economic conditions. For a more detailed discussion of these risks, please refer to AeroVironment’s filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements as a result of new information or future events.

AV Investor Contact:

Denise Pacioni

ir@avinc.com

805.795.4108

AV Media Contact:

BJ Koubaroulis

Pr@avinc.com

747.324.5358

ESAero Investors:

inquire@esaero.com